EXHIBIT 99.1
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                     JOHN B. SANFILIPPO & SON, INC.
                              NEWS RELEASE

COMPANY CONTACT:  Michael J. Valentine
                  Chief Financial Officer
                  and Group President
                  847-871-6509

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 20, 2006

           Company Will Discontinue Almond Handling Operation

Elk Grove Village, IL, November 20, 2006 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced that, after careful consideration, it will no longer purchase almonds directly from growers and will discontinue its almond handling operation at its Gustine, California facility during the first quarter of calendar 2007 when the processing of current crop year almonds purchased directly from growers is completed. The Company is discontinuing its almond handling operation in order to reduce the commodity risk that had such a significant negative financial impact in fiscal 2006 and to eliminate the significant labor costs associated with processing almonds purchased from growers that could not be recovered completely when the almonds were sold. The Company will continue to process and sell almonds that are purchased from other almond handlers for all of its sales distribution channels.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.